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               U.S. Securities and Exchange Commission
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ENTER YOUR SELECTION (K/X/R) => XX
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----begin-X-Modem-CRC-file-transmission----

C
----block-1-header----
<0x01><0x01><0xFE>
----block-1-data----
<SUBMISSION>
<TYPE>4
<DOCUMENT-COUNT>1
<SROS>NYSE
<REPORTING-OWNER>
<CIK>0000904665
<CCC>9xib*rdu
<RELATIONSHIP>Director
</REP
----block-1-CRC----
~<0x85>
----block-1-response----
<0x06>
----block-2-header----
<0x01><0x02><0xFD>
----block-2-data----
ORTING-OWNER>
<SUBJECT-COMPANY>
<NAME>Marshall & Ilsley Corporation
<CIK>0000062741
<IRS-NUMBER>390968604
</SUBJECT-COMPANY>
<PE
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<0x06>
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RIOD>01/31/2000
<DOCUMENT>
<TYPE>4
<TEXT>
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 4
STATEMENT
----block-3-CRC----
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 OF CHANGES IN BENEFICIAL OWNERSHIP

( ) Check this box if no longer subject to Section 16.

1. Name and Address of Reporting Pe
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rson
   Wright, James O.
   770 North Water Street
   Milwaukee, WI 53202
   USA
2. Issuer Name and Ticker or Trading Symbol

----block-5-CRC----
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<0x06>
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----block-6-data----
Marshall & Ilsley Corporation (MI)
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement
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for Month/Year
   1/2000
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Ch
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eck all applicable)
   (X) Director                   ( ) 10% Owner
   ( ) Officer (give title below) ( ) Other (specify below)

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7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More
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<0x06>
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<0xF5>
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than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+-
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--------------------------------+----------+-------------+-----------------------------+----------------+-----------+-----------
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-+
|1. Title of Security             |2. Trans- |3. Trans-    |4. Securities Acquired (A)   |5. Amount of    |6. Owner-  |7. Nat
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----block-13-data----
ure   |
|                                 |   action |   action    |   or Disposed of (D)        |   Securities   |   ship    |
----block-13-CRC----
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<0x06>
----block-14-header----
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----block-14-data----
  of In-   |
|                                 |   Date   |   Code      |                             |   Beneficially |   Form:
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----block-15-data----
   |   direct   |
|                                 |          |             |                             |   Owned at     |
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----block-16-header----
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----block-16-data----
Direct  |   Bene-    |
|                                 |  (Month/ |             |                             |   End of
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----block-17-data----
 |   (D) or  |   ficial   |
|                                 |   Day/   +-------+-----+-----------+------+----------+   Month
----block-17-CRC----
<0x19><0x87>
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----block-18-data----
      |   Indirect|   Owner-   |
|                                 |   Year)  |Code   |V    |Amount     |A/D   |Price     |
----block-18-CRC----
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----block-19-data----
           |   (I)     |   ship     |
+---------------------------------+----------+-------+-----+-----------+------+----------+
----block-19-CRC----
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----block-20-header----
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----block-20-data----
----------------+-----------+------------+
----block-20-CRC----
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----block-21-data----
Common Stock                       01/18/2000 M             500         A      $
----block-21-CRC----
HS
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----block-22-header----
<0x01><0x16><0xE9>
----block-22-data----
37.375000                  D
Common Stock                       01/18/2000 G       V     -500        D      $0.000000
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  0                D
Common Stock                       01/18/2000 G       V     500         A      $0.000000  7500
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           I           By 1994 Trust




TABLE II -- Derivative Securities Acquired, Disposed of, or Benef
----block-24-CRC----
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----block-25-data----
icially Owned
+-------------+--------+----------+---------+-----------+---------------------+----------------+--------
----block-25-CRC----
<0xE8><0xB0>
----block-25-response----
<0x06>
----block-26-header----
<0x01><0x1A><0xE5>
----block-26-data----
--+--------+-------+-------+
|1.           |2.      |3.        |4.       |5.         |6.                   |7.              |8.
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       |9.      |10.    |11.    |
|             |        |          |         |           |                     |
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----block-28-data----
 |          |Number  |Owner- |       |
|             |        |          |         |           |                     |
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      |          |of      |ship   |       |
|             |        |          |         |           |                     |
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----block-30-data----
           |          |Deriv-  |Form of|       |
|             |        |          |         |           |                     |
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----block-31-header----
<0x01><0x1F><0xE0>
----block-31-data----
Title and Amount|          |ative   |Deriv- |       |
|             |        |          |         |           |
----block-31-CRC----
<0x1F><0x89>
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<0x06>
----block-32-header----
<0x01> <0xDF>
----block-32-data----
    |of Underlying   |          |Secur-  |ative  |Nature |
|             |Conver- |          |         |Number of  |
----block-32-CRC----
<0x00><0xE0>
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<0x06>
----block-33-header----
<0x01>!<0xDE>
----block-33-data----
         |Securities      |          |ities   |Secur- |of     |
|             |sion or |          |         |Derivative |Date Ex
----block-33-CRC----
K<0xF1>
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----block-34-header----
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----block-34-data----
ercisable     +-------+--------+          |Benefi- |ity:   |In-    |
|             |Exercise|          |         |Securities |an
----block-34-CRC----
O0
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<0x06>
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<0x01>#<0xDC>
----block-35-data----
d Expiration Date  |       |Amount  |          |cially  |Direct |direct |
|             |Price of|Transac-  |Transac- |Acquired(
----block-35-CRC----
<0xF6>6
----block-35-response----
<0x06>
----block-36-header----
<0x01>$<0xDB>
----block-36-data----
A)|(Month/Day/Year)     |       |or      |          |Owned   |(D) or |Bene-  |
|Title of     |Deriv-  |tion Date |tion Code|Disp
----block-36-CRC----
<0xD6>n
----block-36-response----
<0x06>
----block-37-header----
<0x01>%<0xDA>
----block-37-data----
osed(D)+----------+----------+       |Number  |Price of  |at End  |In-    |ficial |
|Derivative   |ative   |(Month/   +------+--
----block-37-CRC----
<0x02>w
----block-37-response----
<0x06>
----block-38-header----
<0x01>&<0xD9>
----block-38-data----
+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|of      |direct |Owner- |
|Security     |Security|Day/Year) |Code
----block-38-CRC----
<0xC4>$
----block-38-response----
<0x06>
----block-39-header----
<0x01>'<0xD8>
----block-39-data----
  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |Month   |(I)    |ship   |
+-------------+--------+----------
----block-39-CRC----
<0xED>e
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----block-40-header----
<0x01>(<0xD7>
----block-40-data----
+------+--+-----+-----+----------+----------+-------+--------+----------+--------+-------+-------+
----block-40-CRC----
<0xEC>e
----block-40-response----
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----block-41-header----
<0x01>)<0xD6>
----block-41-data----
Stock Option   $37.375
----block-41-CRC----
<0xC1><0xED>
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<0x06>
----block-42-header----
<0x01>*<0xD5>
----block-42-data----
01/18/2000 M               500   04/22/1997 04/22/2007 Common  500      $37.375000 7000     D

----block-42-CRC----
<0xB9><0x86>
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<0x06>
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<0x01>+<0xD4>
----block-43-data----
                                                    Stock


Explanation of Responses:

SIGNATURE OF REPORTING PERSON
/s/
----block-43-CRC----
D<0xD5>
----block-43-response----
<0x06>
----block-44-header----
<0x01>,<0xD3>
----block-44-data----
 James O. Wright

DATE
01/27/2000
</TEXT>
</DOCUMENT>
</SUBMISSION>
<0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><
0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><
0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00>
----block-44-CRC----
<0x00>5
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----end-of-transmission----
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----end-X-Modem-CRC-file-transmission----
----begin-dump-of-file-sent----
<SUBMISSION>
<TYPE>4
<DOCUMENT-COUNT>1
<SROS>NYSE
<REPORTING-OWNER>
<CIK>0000904665
<CCC>$9yqayfu
<RELATIONSHIP>Director
</REPORTING-OWNER>
<SUBJECT-COMPANY>
<NAME>Marshall & Ilsley Corporation
<CIK>0000062741
<IRS-NUMBER>390968604
</SUBJECT-COMPANY>
<PERIOD>01/31/2000
<DOCUMENT>
<TYPE>4
<TEXT>
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

( ) Check this box if no longer subject to Section 16.

1. Name and Address of Reporting Person
   Wright, James O.
   770 North Water Street
   Milwaukee, WI 53202
   USA
2. Issuer Name and Ticker or Trading Symbol
   Marshall & Ilsley Corporation (MI)
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   1/2000
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director                   ( ) 10% Owner
   ( ) Officer (give title below) ( ) Other (specify below)
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+---------------------------------+----------+-------------+-----------------------------+----------------+-----------+------------+
|1. Title of Security             |2. Trans- |3. Trans-    |4. Securities Acquired (A)   |5. Amount of    |6. Owner-  |7. Nature   |
|                                 |   action |   action    |   or Disposed of (D)        |   Securities   |   ship    |   of In-   |
|                                 |   Date   |   Code      |                             |   Beneficially |   Form:   |   direct   |
|                                 |          |             |                             |   Owned at     |   Direct  |   Bene-    |
|                                 |  (Month/ |             |                             |   End of       |   (D) or  |   ficial   |
|                                 |   Day/   +-------+-----+-----------+------+----------+   Month        |   Indirect|   Owner-   |
|                                 |   Year)  |Code   |V    |Amount     |A/D   |Price     |                |   (I)     |   ship     |
+---------------------------------+----------+-------+-----+-----------+------+----------+----------------+-----------+------------+
Common Stock                       01/18/2000 M             500         A      $37.375000                  D
Common Stock                       01/18/2000 G       V     -500        D      $0.000000  0                D
Common Stock                       01/18/2000 G       V     500         A      $0.000000  7500             I           By 1994 Trust




TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+-------------+--------+----------+---------+-----------+---------------------+----------------+----------+--------+-------+-------+
|1.           |2.      |3.        |4.       |5.         |6.                   |7.              |8.        |9.      |10.    |11.    |
|             |        |          |         |           |                     |                |          |Number  |Owner- |       |
|             |        |          |         |           |                     |                |          |of      |ship   |       |
|             |        |          |         |           |                     |                |          |Deriv-  |Form of|       |
|             |        |          |         |           |                     |Title and Amount|          |ative   |Deriv- |       |
|             |        |          |         |           |                     |of Underlying   |          |Secur-  |ative  |Nature |
|             |Conver- |          |         |Number of  |                     |Securities      |          |ities   |Secur- |of     |
|             |sion or |          |         |Derivative |Date Exercisable     +-------+--------+          |Benefi- |ity:   |In-    |
|             |Exercise|          |         |Securities |and Expiration Date  |       |Amount  |          |cially  |Direct |direct |
|             |Price of|Transac-  |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned   |(D) or |Bene-  |
|Title of     |Deriv-  |tion Date |tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |at End  |In-    |ficial |
|Derivative   |ative   |(Month/   +------+--+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|of      |direct |Owner- |
|Security     |Security|Day/Year) |Code  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |Month   |(I)    |ship   |
+-------------+--------+----------+------+--+-----+-----+----------+----------+-------+--------+----------+--------+-------+-------+
Stock Option   $37.375  01/18/2000 M               500   04/22/1997 04/22/2007 Common  500      $37.375000 7000     D
                                                                               Stock


Explanation of Responses:

SIGNATURE OF REPORTING PERSON
/s/ James O. Wright

DATE
01/27/2000
</TEXT>
</DOCUMENT>
</SUBMISSION>
----end-dump-of-file-sent----
XMODEM TRANSFER SUCCESSFUL...

Your submission, with  accession number 0000062741-00-000003, was received at 11:06 A.M. Eastern Time on January 27, 2000.
A separate notice will be furnished when the submission is
accepted or suspended.

PLEASE PRESS THE <ENTER> KEY TO CONTINUE...

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Last successful login on : Thursday January 06, 2000 04:01:01
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